EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of March 31, 1994, between HENRY C. SCHWARTZ ("Executive") and JOS A. BANK CLOTHIERS, INC. ("Employer").

         WHEREAS, the parties hereto are parties to an Employment Agreement, dated as of May 10, 1991, as amended from time to time (the "Previous Agreement") pursuant to which Executive is currently serving as the President and Chief Merchandising Officer of Employer.

         WHEREAS, the parties wish by this Employment Agreement to provide for the terms of the continued employment of Executive and to terminate the Previous Agreement, except with respect to Section 6 thereof which was the subject of an amendment to the Previous Agreement, dated as of January 29, 1994, a copy of which is attached hereto ("Section 6 of the Previous Agreement, as amended").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.       Employment of Executive; Termination of Previous Agreement

                  Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth. Employer and Executive hereby agree that upon the execution hereof, the Previous Agreement shall be deemed terminated except with respect to Section 6 of the Previous Agreement, as amended, which shall continue in full force and effect and be deemed a part of this Agreement. This Agreement is a contract for personal services of Executive and services pursuant hereto may only be performed by Executive.

2.       Employment Period

                  The term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and shall, subject to earlier termination as provided in Section 5, continue for a period of three years after commencement and be automatically renewed thereafter for successive one-year periods unless, at least 180 days before the end of the initial three-year period or any subsequent one-year period, either party gives notice to the other of his or its desire to terminate the Employment Period, in which case the Employment Period shall terminate as of the end of such period.

3.       Duties and Responsibilities

                  3.1 General. During the Employment Period, Executive (i) shall have the title of President and Chief Merchandising Officer and (ii) shall devote substantially all of his business time and expend his best efforts, energies and skills to the business of the Company. The preceding sentence shall not be construed to prohibit Executive from continuing to devote more than an insignificant amount of time, in accordance with his past practice, to management of his investments, serving on boards of directors, serving as and participation in civic and philanthropic activities.

                  Executive shall perform such duties, consistent with his status as President and Chief Merchandising Officer of Employer, as he may be assigned from time to time by Employer's Chief Executive Officer or the Board of Directors. Executive shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and administrative and other facilities and conditions of employment, as are customary or appropriate to his position and those currently exercised by and afforded to him. Executive shall also serve without additional compensation as a director of the Company and, if he should so desire, any of its subsidiaries. For all purposes of this Agreement, the term "Company" means Employer and all corporations, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer.

                  3.2 Location of Executive Offices. The Company will maintain its principal executive offices at a location in any state on the eastern coast of the United States from and including South Carolina to and including New York. Executive shall not be required to perform services for the Company at any other location, except for services rendered in connection with required travel on the Company's business to an extent not substantially in excess of Executive's past travel commitments for the Company.

4.       Compensation and Related Matters

                  4.1 Base Salary. Employer shall pay to Executive during the Employment Period an annual base salary (the "Base Salary") equal to the sum of
(a) $335,000, subject to such raises as the Compensation Committee (the "Committee") of the Board of Directors of the Company or the Board of Directors may from time to time determine in their sole discretion (the "Salary") and (b) the "cost of living adjustment" (as determined below). The "cost of living adjustment" shall be determined on each January 1 (or as soon as practicable thereafter) of the Employment Period, commencing January 1, 1995, and shall be an amount that equals the greater of (x) $0 or (y) the difference between (i) the Salary multiplied by a fraction, (A) the numerator of which shall be the Consumer Price Index for Urban Wage Earners and Clerical Workers (1967 = 100) (the "Index"), published by the Bureau of Labor Statistics of the United States Department of Labor in the column for the Baltimore, Maryland area entitled "All Items" for the month of January for the calendar year for which the cost of living adjustment is to be determined and (B) the denominator of which shall be such Index number for the month in which the date of this Agreement falls and
(ii) the Salary. Any portion of increased Base Salary which is retroactively due to Executive hereunder shall be payable within 15 days after the computation thereof has been made. Appropriate adjustment shall be promptly made following receipt of notice from Executive in the event there is a published amendment of the Index figures upon which the computation is based. If publication of the Index is discontinued, the parties shall accept comparable statistics on the cost of living for the Baltimore, Maryland area as computed and published by any recognized authority acceptable to the parties. The Base Salary for each calendar year shall be payable in installments in accordance with the Company's policy on payment of executives in effect from time to time.

                  4.2 Annual  Bonus.  For fiscal year 1995  (ending  January 28,
1995) and for each fiscal year that begins during the Employment Period (each such fiscal year, a "Bonus Year"), Executive shall be entitled to receive a bonus of 50% of Base Salary (each, a "Bonus") based upon attainment of annual quantitative and qualitative performance goals established by the Committee for such Bonus Year in consultation with Executive, such performance goals to be established as soon as possible following the beginning of each Bonus Year. The relationship between the size of each Bonus and degree of attainment of performance objectives shall be discretionary with the Committee. Bonus earned for any Bonus Year shall be payable promptly following the determination thereof, but in no event later than 90 days following the end of each Bonus Year. The Bonus payable for the Bonus Year in which the Employment Period terminates shall equal the Bonus that would have been paid had the Employment Period not so terminated, multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365.

                  4.3 Life Insurance. Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, a policy of term life insurance, or such other type of policy as Executive shall request provided that the cost to Employer thereof is approximately the same as the cost of such term policy, on the life of Executive in the amount of not less than $1,000,000 naming such person as Executive shall designate from time to time as the owner and beneficiary thereof. Executive agrees that Employer shall have the right to obtain other life insurance on Executive's life, at Employer's sole expense and with Employer or an affiliate thereof as the sole beneficiary thereof. Executive shall (i) cooperate fully with Employer in obtaining all such insurance, (ii) sign any necessary consents, applications and other related forms or documents, and (iii) take any required medical examinations.

                  4.4 Automobile. Throughout the Employment Period, Employer shall provide to Executive, at Employer's expense, a top-of-the-line Cadillac, Lincoln, Lexus or comparable luxury automobile selected by Executive on a biannual basis and equipped to Executive's satisfaction. Employer shall also be responsible for all expenses of use and operation thereof.

                  4.5 Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, travel accident insurance, stock option, phantom stock or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined. If, during the Employment Period, any plan or program in which Executive participates (including those in which Executive currently participates) shall be amended so as to result in an overall reduction of Executive's benefits, or shall be terminated without being replaced by a new plan or program providing for benefits equivalent overall to those provided for Executive prior thereto, the Company shall make arrangements, in addition to any such amended or terminated plan or program, for Executive to participate in a plan or program so as to provide benefits to Executive at least equivalent overall to those provided to Executive prior to such amendment or termination, such benefits to be provided through a plan or program of insurance if commercially available.

                  4.6 Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement and consistent with past practice upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees. Without limiting the generality of the foregoing, Employer shall continue to pay for all of Executive's reasonable travel expenses incurred in traveling from and to his permanent residence in New York and his reasonable living expenses while the Executive is residing in the Baltimore, Maryland area, including, without limitation, hotel or other residential accommodation expenses and meals, all such amounts to be treated as additional salary for all securities acts reporting purposes.

                  4.7 Vacations. Executive shall be entitled to 20 days of vacation during each calendar year, which shall accrue in accordance with the Company's vacation policy in effect from time to time for its senior executive officers, with reasonable carry-over allowances, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement. Upon termination of Executive's employment pursuant to Section 5 herein or non-renewal of the Employment Period as provided for under Section 2 herein, for any reason whatsoever, Employer shall pay Executive, in addition to any termination compensation provided for under Section 6 herein, all unused vacation benefits, including any carry-over, due Executive as of the date of termination, to be computed at the Executive's then current Base Salary rate.

                  4.8 Tax Gross-up. In the event that any payments made by Employer to or on behalf of Executive pursuant to the provisions of Section 4.3 through 4.6 hereof result in the payment of additional federal, state or local income taxes by Executive, Employer shall pay to Executive the amount of such additional taxes plus such additional amount as shall be necessary to hold harmless Executive, as nearly as can be, from the obligation to pay such taxes in respect of amounts payable pursuant to this Section 4.8.

5.  Termination of Employment Period

                  5.1 Termination Without Cause. Employer or Executive may, by delivery of not less than 60 days' notice to the other at any time during the Employment Period, terminate the Employment Period without cause.

                  5.2 By Employer for Cause. Employer may, at any time during the Employment Period by notice to Executive in accordance with and only after full compliance with the procedure set forth herein terminate the Employment Period "for cause" effective immediately. For the purposes hereof, "for cause" means:


                  (i) the conviction of Executive in a court of competent jurisdiction of a crime constituting a felony in such jurisdiction involving money or other property of Employer or any of its affiliates or any other felony involving moral turpitude; or

                  (ii) the willful (a) commission of an act not approved of or ratified by the Board of Directors involving a serious and material conflict of interest or self-dealing relating to any material aspects of Employer or any such subsidiary or affiliate thereof; or (b) commission of an act of fraud or misrepresentation (including the omission of material facts), provided that such acts relate to the business of Employer and would materially and negatively impact upon Employer and its business; or (c) material failure of Executive to obey directions of the Board of Directors that are consistent with Executive's status of Chief Executive Officer; however, for the purposes of this subsection (ii), the refusal of Executive to comply with an order or directive of anyone other than the majority of the Board of Directors, or the refusal of Executive to perform an act which is contrary to his duties, responsibilities and/or authority as Chief Executive Officer or is unlawful shall not constitute "for cause". In the event of an act or omission as provided for in this subsection 5.2(ii), Employer shall provide Executive with a written notice of intent to terminate the Employment Period "for cause", setting forth, with reasonable particularity, the reasons and acts or omissions constituting "cause" under this subsection, and shall provide Executive with at least thirty (30) calendar days after such notice to cure or eliminate the problem or violation giving rise to such cause or any longer period as reasonably needed by Executive, provided that it is susceptible to cure or elimination and Executive is proceeding diligently and in good faith to cure such violation. In the event and only after the Executive fails to cure the problem or violation within the period provided for herein, Employer may exercise its right to terminate the Employment Period in accordance with the procedure set forth below.

                  Termination "for cause" shall be effected only if (A) Employer has delivered to Executive a copy of a written notice of termination "for cause", setting forth, with reasonable particularity, the reasons for such "for cause" termination, and (B) has provided Executive with, on at least ten (10) business days' prior written notice, in the case of a termination pursuant to subsection 5.2(ii) the opportunity, together with Executive's counsel, to be heard before Employer's Board of Directors, said hearing to occur at such reasonable time and place that is mutually convenient to Executive, his counsel, and Employer, and (C) Employer's Board of Directors (after such notice and opportunity to be heard has been provided to Executive in the case of a termination pursuant to subsection 5.2(ii), adopts a resolution concurred in by not less than majority of all of the directors of Employer then in office, including at least two-thirds of all of the directors who are not officers of Employer, that Executive was guilty of conduct constituting "for cause" hereunder, which conduct has not been cured (if applicable), and specifying the particulars thereof in detail.

                  5.3 By Executive for Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement "for good reason" effective immediately. For the purposes hereof, "good reason" means (i) any material breach by Employer of any provision of this Agreement which , if susceptible of being cured, is not cured within 30 days of delivery of notice thereof to Employer by Executive or (ii) the occurrence of a change in control (as hereinafter defined) of Employer provided that not more than 90 days shall have elapsed subsequent to Executive's becoming aware of the occurrence of the change in control. Without limitation of the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement by Employer: (x) any failure timely to pay (or any reduction in) compensation (including benefits) paid or payable to Executive pursuant to the provisions of Section 4 hereof; (y) any reduction in the duties, responsibilities or perquisites of Executive as provided in Section 3.1 hereof and (z) any transfer of the Company's principal executive offices outside the geographic area described in Section 3.2 hereof or requirement that Executive principally perform his duties outside such geographic area.

                  For purposes of this Agreement, a "change in control" of the Company shall be deemed to have occurred if, as a result of a single transaction or a series of transactions, (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities; or (B) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities and there are at least a majority of directors serving on the Board of Directors who were not serving in such capacity as of the date hereof or who were not elected with the consent of the Executive; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; provided, however, the change in ownership of the Company securities resulting from the initial public offering thereof shall not be deemed a "change in control" for purposes of this Agreement.

                  5.4 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity (including alcoholism or drug addiction), Executive shall be unable to perform his material duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 270 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his material duties hereunder pursuant hereto, Executive shall be deemed disabled ("the Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties, provided, that if Employer and Executive cannot agree upon such physician, such physician shall be designated by the then acting President of the Baltimore City Medical Society, and if for any reason such President shall fail or refuse to designate such physician, such physician shall, at the request of either party, be designated by the American Arbitration Association. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

                  5.5 Death. The Employment Period shall end on the date of Executive's death.

6.       Termination Compensation; Non-Compete

                  6.1 Termination Without Cause by Employer or for Good Reason by Executive. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.1 hereof or by Executive pursuant to the provisions of
Section 5.3 hereof, Employer will pay to Executive (i) the greater of (a) the Base Salary for the balance of the Employment Period, or (b) Base Salary for one
(1) year, calculated in each case, at the applicable Base Salary rate which would have been in effect for each year during the balance of Employment Period, assuming no termination, payable in equal installments at the times Base Salary would have been paid had the Employment Period not been terminated; and (ii) on the date due pursuant to the provisions of Section 4.2 hereof, the Bonus for the then current Bonus Year prorated as provided in Section 4.2; provided, however, in the event the Employment Period is terminated by Executive because of a "change in control" pursuant to Section 5.3 (ii), then clause (i) of this sentence shall be modified to read: "the Base Salary for the period which is the greater of (a) eighteen (18) months or (b) the balance of the Employment Period not to exceed twenty-four (24) months (calculated, in each case, at the applicable Base Salary rate which would have been in effect for each year during the balance of the Employment Period, assuming no termination) payable in equal installments at the times Base Salary would have been paid had the Employment Period not been terminated." All other benefits provided for in Sections 4.3, 4.4, 4.5 and 4.8 shall be continued at the expense of Employer for the period that payments are required to be made pursuant to the preceding provisions of this Section 6.1.

                  6.2 Certain Other Terminations. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.2, by Executive pursuant to Section 5.1, or by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive (i) Base Salary (calculated at its then current rate per year) through the date of termination and (ii) in the case of termination by death pursuant to the provisions of Section 5.5, when due pursuant to provisions of Section 4.2 the Bonus for the Bonus Year in which the date of termination occurred prorated as provided in said Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

                  6.3 Termination for Disability. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.4, Employer shall make all payments and continue all benefits provided for in Section 6.1 for the balance of the Employment Period (assuming no termination), provided, however, that such payments shall be reduced by any amounts actually paid to Executive pursuant to any disability insurance or other such similar program maintained by Employer.

                  6.4 Tax Grossup. In the event that any amounts paid to Executive pursuant to the provisions of this Section 6 (including benefits continued and payments deemed received by reason of changes in stock options provided for therein, all such amounts, collectively, the "Severance Payments") shall be deemed to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), an additional amount (the "Grossup Amount") shall be paid by Employer to Executive such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this sentence, shall be equal to the Severance Payments. The provisions of this Section 6.4 shall survive the expiration of the Employment Period and shall continue in effect until expiration of the statute of limitations for tax returns filed that include the period in which any Severance Payments are made or, if earlier, final determination of tax liability relating thereto. Payment of the Grossup Amount shall be made in accordance with the computation thereof by the accountant to Executive in connection with preparation of Executive's tax return for the relevant tax year, and shall be adjusted upon final determination of tax liability, with any increase therein being paid by the Employer to Executive or decrease therein being paid by Executive to Employer within 30 days following the date of final determination of tax liability.

                  6.5 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6 and in Section 4.7, be entitled to any compensation following termination of the Employment Period, except as otherwise provided in any stock options granted by Employer to Executive.


                  6.6 Mitigation. Executive shall not be required to mitigate the amount of any payments or benefits provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive's employment by or consultancy or other association with any other person, provided, that any medical, dental or hospitalization insurance or benefits provided to Executive with his employment by or consultancy with an unaffiliated person during such period shall be primary to the benefits to be provided to Executive pursuant to this Agreement for the purposes of coordination of benefits.

                  6.7 Non-Compete. For the 6 month period following the termination of the Employment Period for any reason whatsoever, including termination pursuant to Section 6.4 (other than a termination by Executive pursuant to Section 5.1, in which case the applicable period shall be one year) and for so long as Employer is making and Executive is accepting the payments required to be made to Executive pursuant to Section 6.1 hereof, Executive shall not, directly or indirectly, (i) engage in any activities that are in competition with the Company in any geographic area where the Company is engaged in business, (ii) solicit any customer of the Company or (iii) solicit any person who is then employed by the Company or was employed by the Company within one year of such solicitation to (a) terminate his or her employment with the Company, (b) accept employment with anyone other than the Company, or (c) in any manner interfere with the business of the Company; provided, however, in the event Executive violates any of the provisions of the foregoing at any time after the expiration of 6 months (one year, in the case of a termination by Executive pursuant to Section 5.1) following the termination of the Employment period, Employer's sole remedy under this Agreement shall be the right to terminate any and all severance payments required under Section 6.1 hereof. Executive acknowledges and agrees that in the event of any violation or threatened violation by Executive of his obligations under the preceding sentence during the six month (or, in the case of a termination pursuant to Section 5.1, the one year) period following the termination of the Employment Period, Employer shall be entitled to injunctive relief without any necessity to post bond.

7.       Indemnification

                  The Company shall indemnify and hold Executive harmless from and against any expenses (including attorneys' fees of the attorneys selected by Executive to represent him, which shall be advanced as incurred), judgements, fines and amounts paid in settlement incurred by him by reason of his being made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission to act by Executive during or before the Employment Period or otherwise by reason of the fact that he is or was a director or officer of Employer or any subsidiary or affiliate included as a part of the Company, to the fullest extent and in the manner set forth and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. The provisions of this Section 7 shall survive any termination of the Employment Period or any deemed termination of this Agreement.

8.       Miscellaneous.

                  8.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:            Jos. A. Bank Clothiers, Inc.
                           500 Hanover Pike
                           Hampstead, MD 21074-2095
                           Attn: Secretary

With copy to:              Ralph J Sutcliffe, Esq.
                           Kronish, Lieb, Weiner & Hellman
                           1114 Avenue of the Americas
                           New York, NY 10036

If to Executive:           Mr. Henry C. Schwartz
                           Jos. A. Bank Clothiers, Inc.
                           500 Hanover Pike
                           Hampstead, MD 21074-2095

                  8.2 Legal Fees. The Company shall pay the reasonable legal fees and expenses incurred by Executive in connection with preparation, negotiation, execution and delivery of this Agreement, as well as such fees and expenses incurred in connection with any amendment or modification hereof or enforcement of Executive's rights hereunder.

                  8.3 Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

                  8.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

                  8.5 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Baltimore, Maryland in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.

                  8.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

                  8.7   Counterparts.   This   Agreement   may  be  executed  in
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  8.8 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

                  8.9 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

                  8.10 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        JOS. A. BANK CLOTHIERS, INC.


                                        By:_________________________

                                        Name:_______________________

                                        Title:______________________



                                        ____________________________
                                             Henry C. Schwartz